Exhibit 10.4
Polycom, Inc. 6001 America Center Drive San Jose, CA 95002	TEL408-586-6000	www.polycom.com

June 5th, 2014

Ms. Laura Durr

Dear Laura,

It gives me great pleasure to inform you that you have been promoted to Executive Vice President and Chief Financial Officer (CFO), effective May 28, 2014 (“Promotion Date”).

The following are the details of your new position:

1.	Title: Chief Financial Officer and Executive Vice President

2.	Base Salary: $18,333.33 paid semi-monthly (approximately $440,000.00 annually), less payroll deductions and all required withholdings in accordance with the Company’s normal payroll procedures.

3.	Manager: Your manager will continue to be Peter Leav, President and Chief Executive Officer.

4.

Bonus: You will participate in the Management Bonus Plan, or such other bonus plan as designated by the Compensation Committee of the Board of Directors, at a target of 80% of your new base salary, effective as of your Promotion Date, during the remainder of the fiscal year.

5.

RSU:  Effective May 28, 2014, you have been granted 17,500 Restricted Stock Units of Polycom common stock and 17,500 Performance Shares by the Compensation Committee of the Board of Directors. These shares will vest in accordance with, and will be subject to all of the other terms and conditions set forth in, your Restricted Stock Unit Agreement and Performance Share Agreement.

6.

Change of Control Severance Package: You are eligible to receive a Polycom Change of Control Severance Agreement, in such form as is customary for Polycom executive officers other than the Chief Executive Officer and approved by the Board of Directors.

7.	Existing Executive Severance Plan Participation: No Change

8.	Benefits: Continued eligibility to participate in all compensation, retirement, and welfare benefit programs available to Polycom executive officers.

9.	PIIA: The Proprietary Information and Invention Agreement that you previously signed remains in effect.

Once again, congratulations on your promotion, and thank you for your dedication and contribution to Polycom. You have brought significant enhancements to Polycom, and I look forward to your continued success at Polycom. Please send your signed promotion letter to HR Solutions Team at DL-HRSSAmericas@polycom.com .

Sincerely,

/s/ Chad Herring

Chad Herring

Vice President, WW Human Resources

Accepted by:	/s/ Laura Durr	Date:	6-6-2014